Exhibit 99.1
Contacts:
James E. Green, Executive Vice President, Corporate Affairs
423-989-8125
David E. Robinson, Senior Director, Corporate Affairs
423-989-7045
FOR IMMEDIATE RELEASE
KING PHARMACEUTICALS REPORTS
THIRD-QUARTER 2008 FINANCIAL RESULTS
Highlighted by Continued Advances in Opportunities for Long-term Growth
BRISTOL, TENNESSEE, November 6, 2008 — King Pharmaceuticals, Inc. (NYSE:KG) announced today that total revenues were $388 million during the third quarter ended September 30, 2008, compared to $545 million in the third quarter of 2007. This decrease was primarily due to the market entry of generic substitutes for ALTACE® (ramipril). Reported net earnings equaled $85 million and diluted earnings per share equaled $0.34 during the third quarter of 2008, compared to a net loss of $41 million and diluted loss per share of $0.17 in the third quarter of the prior year. Excluding special items, net earnings equaled $82 million and diluted earnings per share equaled $0.33 during the third quarter ended September 30, 2008, compared to net earnings of $128 million and diluted earnings per share of $0.52 in the third quarter of 2007.
Brian A. Markison, Chairman, President and Chief Executive Officer of King, stated, “We are pleased to report that during the quarter our promoted branded products and our Meridian Auto-Injector business generated solid revenue and contributed strong cash flow. Additionally, we continued to advance key research and development programs and launched our initiative to acquire Alpharma in order to substantially improve our prospects for long-term growth.”
Recent advances in research and development include the acceptance for filing of the New Drug Application (NDA) for REMOXY® (long-acting oral oxycodone) by the U.S. Food and Drug Administration (FDA), which has also granted the application priority review. An FDA advisory committee will review the REMOXY® NDA on Thursday, November 13, 2008. Also, King and its partner, Acura Pharmaceuticals, Inc., recently reported encouraging data from a Phase II assessment of the abuse potential of ACUROX® Tablets (oxycodone HCl/niacin). The NDA for ACUROX® Tablets is expected to be submitted to the FDA by the end of the year.
On September 12, 2008, King launched a tender offer for all outstanding shares of Class A Common Stock of Alpharma Inc. “We believe that combining Alpharma with our company would create a strong platform for sustainable long-term growth to better address the changing healthcare industry and provide meaningful, cost-effective medicines that improve the quality of life for patients,” explained Mr. Markison. “The transaction would create a diversified specialty pharmaceutical company with greater commercialization capabilities, an expanded portfolio of pain management products and a strengthened pipeline.”
As of September 30, 2008, the Company’s cash and cash equivalents totaled approximately $1.2 billion. During the third quarter of 2008, the Company generated cash flow from operations of approximately $112 million.

Net revenue from branded pharmaceuticals totaled $302 million for the third quarter of 2008, compared to $472 million during the third quarter of 2007.
Net sales of SKELAXIN® (metaxalone) totaled $110 million during the third quarter of 2008, compared to $106 million during the same period of the prior year.
THROMBIN-JMI® (thrombin, topical, bovine, USP) net sales totaled $67 million during the third quarter of 2008, compared to $69 million during the third quarter of 2007.
Net sales of AVINZA® (morphine sulfate extended release) totaled $36 million during the third quarter of 2008, compared to $32 million during the same period of the prior year. AVINZA® total prescriptions increased in excess of 8% during the third quarter of 2008 compared to the third quarter of last year, according to IMS Health monthly prescription data.
LEVOXYL® (levothyroxine sodium tablets, USP) net sales totaled $18 million during the third quarter ended September 30, 2008, compared to $21 million during the third quarter of 2007.
ALTACE® net sales totaled $30 million during the third quarter of 2008, compared to $169 million during the third quarter of 2007.
King’s Meridian Auto-Injector business contributed revenue of $68 million during the third quarter of 2008, compared to $48 million during the third quarter of last year. This increase was primarily due to an increase in prescriptions for EpiPen® (epinephrine) and higher unit sales of other products to various government agencies.
Royalty revenues, derived primarily from ADENOSCAN® (adenosine), totaled $18 million during the third quarter ended September 30, 2008, compared to $20 million during the third quarter of last year.
About REMOXY®
REMOXY®, an investigational drug, is a unique, abuse-resistant, controlled-release oxycodone for moderate-to-severe chronic pain. REMOXY®’s high viscosity, liquid formulation in a hard gelatin capsule is designed to resist common methods of prescription drug misuse and abuse. The NDA for REMOXY® is currently undergoing a priority review by the FDA. The FDA is expected to complete its review of the REMOXY® NDA in December 2008. If approved, the companies believe REMOXY® could be the first oxycodone on the market that is designed to reduce the risk of misuse and abuse. REMOXY® is a proposed brand name that is subject to FDA approval.

About ACUROX® Tablets
ACUROX® Tablets, an investigational drug, is an orally administered immediate-release tablet containing oxycodone HCl as an active analgesic ingredient, niacin as an active ingredient in subtherapeutic amounts, and a proprietary composition of functional inactive ingredients. ACUROX® Tablets are intended to relieve moderate to severe pain while resisting or deterring common methods of prescription drug misuse and abuse, including intravenous injection of dissolved tablets, nasal snorting of crushed tablets and intentional swallowing of excessive numbers of tablets. ACUROX® is a proposed brand name subject to FDA approval.
Webcast Information
King will conduct a webcast today which may include discussion of the Company’s marketed products, pipeline, strategy for growth, financial results and expectations, and other matters relating to its business. Interested persons may listen to the webcast on Thursday, November 6, 2008, at 11:00 a.m., E.S.T., by clicking the following link to register and then joining the live event with the same URL:
http://www.kingpharm.com/web_casts.asp
If you are unable to participate during the live event, the webcast will be archived on King’s web site at the same link for not less than 14 days after the webcast.
About Special Items
Under Generally Accepted Accounting Principles (“GAAP”), reported “net earnings” and “diluted earnings per share” include special items. In addition to the reported results determined in accordance with GAAP, King provides its net earnings and diluted earnings per share results for the quarters and nine months ended September 30, 2008 and 2007, excluding special items. These non-GAAP financial measures exclude special items which are those particular material income or expense items that King considers to be unrelated to the Company’s ongoing, underlying business, non-recurring, or not generally predictable. Such items include, but are not limited to, merger and restructuring expenses; non-capitalized expenses associated with acquisitions, such as in-process research and development charges and inventory valuation adjustment charges; charges resulting from the early extinguishment of debt; asset impairment charges; expenses of drug recalls; and gains and losses resulting from the divestiture of assets. King believes the identification of special items enhances the analysis of the Company’s ongoing, underlying business and the analysis of the Company’s financial results when comparing those results to that of a previous or subsequent like period. However, it should be noted that the determination of whether to classify an item as a special item involves judgments by King’s management. A reconciliation of non-GAAP financial measures referenced herein and King’s reported financial results determined in accordance with GAAP is provided below.
About King Pharmaceuticals, Inc.
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products and technologies that complement the Company’s focus in specialty-driven markets, particularly neuroscience, hospital and acute care. King strives to be a leader and partner of choice in bringing innovative, clinically-differentiated medicines and technologies to market.
Forward-looking Statements
This release contains forward-looking statements which reflect management’s current views of future events and operations, including, but not limited to, statements pertaining to the expected timetable for submission of the ACUROX® Tablets NDA to the FDA; statements pertaining to the anticipated benefits of King’s proposed acquisition of Alpharma; statements pertaining to the FDA advisory committee meeting scheduled for November 13, 2008; and statements pertaining to the Company’s planned webcast to discuss its third-quarter 2008 results. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause actual results to differ materially from the forward-looking statements include dependence on King’s ability to complete the proposed transaction with Alpharma; dependence on King’s ability to achieve the synergies and value creation contemplated by the proposed transaction; dependence on King’s ability to promptly and effectively integrate the businesses of Alpharma and King; dependence on obtaining required regulatory approvals for the proposed transaction; dependence on the future level of demand for and net sales of Alpharma’s branded pharmaceutical and animal health products; dependence on King’s ability to successfully market its branded pharmaceutical products; dependence on King’s ability to increase its presence in its targeted, specialty-driven markets; dependence on the Company’s ability to continue to advance the development of pipeline products as planned; dependence on the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products in which King has an interest; dependence on whether the NDA for ACUROX® Tablets is submitted to the FDA during the planned timeframe; dependence on the unpredictability of the duration and results of the FDA’s review of Investigational New Drug applications (“IND”), NDAs, and Abbreviated New Drug Applications (“ANDA”) and/or the review of other regulatory agencies worldwide that relate to projects in Alpharma’s development pipeline; dependence on the availability and cost of raw materials; dependence on no material interruptions in supply by contract manufacturers of Alpharma’s products; dependence on the potential effect on sales of the Company’s or Alpharma’s existing branded pharmaceutical products as a result of the potential development and approval of a generic substitute for any such product or other new competitive products; dependence on the potential effect of future acquisitions and other transactions pursuant to the Company’s growth strategy; dependence on King’s compliance with FDA and other government regulations that relate to the Company’s business; dependence on King’s ability to conduct its webcast as currently planned on November 6, 2008; dependence on changes in general economic and business conditions; changes in current pricing levels; changes in federal and state laws and regulations; changes in competition; unexpected changes in technologies and technological advances; and manufacturing capacity constraints. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of King’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended June 30, 2008, which are on file with the U.S. Securities and Exchange Commission. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

KING PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$1,231,451	$20,009
Investments in debt securities	71,823	1,344,980
Marketable securities	795	1,135
Accounts receivable, net	168,597	183,664
Inventories	92,391	110,308
Deferred income tax assets	79,651	100,138
Income tax receivable	—	20,175
Prepaid expenses and other current assets	55,396	39,245

Total current assets	1,700,104	1,819,654

Property, plant and equipment, net	257,166	257,093
Intangible assets, net	655,472	780,974
Goodwill	129,150	129,150
Deferred income tax assets	357,418	343,700
Investments in debt securities	343,912	—
Other assets	68,533	96,251

Total assets	$3,511,755	$3,426,822

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$68,900	$76,481
Accrued expenses	226,508	376,604
Income taxes payable	22,674	—

Total current liabilities	318,082	453,085

Long-term debt	400,000	400,000
Other liabilities	60,810	62,980

Total liabilities	778,892	916,065

Commitments and contingencies
Shareholders’ equity:
Common shares no par value, 600,000,000 shares authorized, 246,469,339 and 245,937,709 shares issued and outstanding, respectively	1,305,057	1,283,440
Retained earnings	1,440,764	1,225,360
Accumulated other comprehensive (loss) income	(12,958)	1,957

Total shareholders’ equity	2,732,863	2,510,757

Total liabilities and shareholders’ equity	$3,511,755	$3,426,822

KING PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUES:
Total revenues	$388,445	$544,854	$1,217,329	$1,603,610

OPERATING COSTS AND EXPENSES:
Cost of revenues , exclusive of depreciation, amortization and impairments shown below	101,465	115,951	292,482	349,090
Excess purchase commitment	—	24,632	2,629	24,632
Contract termination	—	—	—	3,845
Excess inventory reserve	—	57,178	—	57,178

Total cost of revenues	101,465	197,761	295,111	434,745

Selling, general and administrative, exclusive of co-promotion fees	100,039	135,075	311,815	383,601
Special legal and professional fees	(6,748)	1,211	(4,713)	723
Co-promotion fees	5,987	48,971	34,007	142,453

Total selling, general, and administrative expense	99,278	185,257	341,109	526,777

Depreciation and amortization	29,034	34,659	119,263	107,749
Accelerated depreciation	661	2,103	1,935	5,103
Research and development	33,855	34,889	111,025	104,515
Research and development-In-process upon acquisition	—	200	5,500	3,300
Asset impairments	—	147,838	39,429	222,648
Restructuring charges	1,153	20,274	1,670	20,734

Total operating costs and expenses	265,446	622,981	915,042	1,425,571

OPERATING INCOME (LOSS)	122,999	(78,127)	302,287	178,039
OTHER INCOME (EXPENSE):
Interest expense	(1,828)	(1,792)	(5,470)	(5,670)
Interest income	8,110	10,678	31,000	28,461
Loss on investment	—	(10,453)	—	(10,453)
Other, net	(1,024)	(416)	(1,851)	(681)

Total other income (expense)	5,258	(1,983)	23,679	11,657

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	128,257	(80,110)	325,966	189,696
Income tax expense (benefit)	43,507	(39,583)	110,562	49,310

INCOME (LOSS) FROM CONTINUING OPERATIONS	84,750	(40,527)	215,404	140,386

DISCONTINUED OPERATIONS
Loss from discontinued operations	—	(16)	—	(351)
Income tax benefit	—	(5)	—	(125)

Total loss from discontinued operations	—	(11)	—	(226)

NET INCOME (LOSS)	$84,750	$(40,538)	$215,404	$140,160

Basic net income (loss) per common share	$0.35	$(0.17)	$0.88	$0.58

Diluted net income (loss) per common share	$0.34	$(0.17)	$0.88	$0.57

Shares used in basic net income (loss) per share	243,696	243,119	243,475	242,752
Shares used in diluted net income (loss) per share	245,834	243,119	245,184	244,142

KING PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
EXCLUDING SPECIAL ITEMS — NON GAAP
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUES:
Total revenues	$388,445	$544,854	$1,217,329	$1,603,610

OPERATING COSTS AND EXPENSES:
Cost of revenues , exclusive of depreciation and amortization shown below	101,465	115,951	292,482	349,090

Selling, general and administrative, exclusive of co-promotion fees	100,039	135,075	311,815	383,601
Co-promotion fees	5,987	48,971	34,007	142,453

Total selling, general, and administrative expense	106,026	184,046	345,822	526,054

Depreciation and amortization	29,034	34,659	119,263	107,749
Research and development	33,855	34,889	111,025	104,515

Total operating costs and expenses	270,380	369,545	868,592	1,087,408

OPERATING INCOME	118,065	175,309	348,737	516,202
OTHER INCOME:
Interest expense	(1,828)	(1,792)	(5,470)	(5,670)
Interest income	8,110	10,678	31,000	28,461
Other, net	(1,024)	(416)	(1,851)	(681)

Total other income	5,258	8,470	23,679	22,110

INCOME BEFORE INCOME TAXES	123,323	183,779	372,416	538,312
Income tax expense	41,630	55,896	126,867	174,945

NET INCOME	$81,693	$127,883	$245,549	$363,367

Basic net income per common share	$0.34	$0.53	$1.01	$1.50

Diluted net income per common share	$0.33	$0.52	$1.00	$1.49

Shares used in basic net income per share	243,696	243,119	243,475	242,752
Shares used in diluted net income per share	245,834	244,206	245,184	244,142

KING PHARMACEUTICALS, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per share data)
(Unaudited)
The following tables reconcile Non-GAAP measures to amounts reported under GAAP:

	Three Months Ended September 30, 2008		Nine Months Ended September 30, 2008
		EPS		EPS
Net income, excluding special items	$81,693		$245,549
Diluted income per common share, excluding special items		$0.33		$1.00
SPECIAL ITEMS:
Excess purchase commitment (cost of revenues)	—	—	(2,629)	(0.01)
Special legal and professional fees (selling, general, and administrative)	6,748	0.03	4,713	0.02
Accelerated depreciation (other operating costs and expenses)	(661)	(0.00)	(1,935)	(0.01)
Research and development-In-process upon acquisition (other operating costs and expenses)	—	—	(5,500)	(0.02)
Asset impairments (other operating costs and expenses)	—	—	(39,429)	(0.16)
Restructuring charges (other operating costs and expenses)	(1,153)	(0.01)	(1,670)	(0.01)

Total special items before income taxes	4,934	0.02	(46,450)	(0.19)
Income tax (expense) benefit from special items	(1,877)	(0.01)	16,305	0.07

Net income	$84,750		$215,404

Diluted income per common share, as reported under GAAP		$0.34		$0.88

	Three Months Ended September 30, 2007		Nine Months Ended September 30, 2007
		EPS		EPS
Net income, excluding special items	$127,883		$363,367
Diluted income per common share, excluding special items		$0.52		$1.49
SPECIAL ITEMS:
Excess purchase commitment (cost of revenues)	(24,632)	(0.10)	(24,632)	(0.10)
Contract termination (cost of revenues)	—	—	(3,845)	(0.02)
Excess inventory reserve (cost of revenues)	(57,178)	(0.23)	(57,178)	(0.23)
Special legal and professional fees (selling, general, and administrative)	(1,211)	(0.01)	(723)	(0.00)
Accelerated depreciation (other operating costs and expenses)	(2,103)	(0.01)	(5,103)	(0.02)
Research and development-In-process upon acquisition (other operating costs and expenses)	(200)	(0.00)	(3,300)	(0.01)
Asset impairments (other operating costs and expenses)	(147,838)	(0.61)	(222,648)	(0.92)
Restructuring charges (other operating costs and expenses)	(20,274)	(0.08)	(20,734)	(0.09)
Loss on investment (other income (expense))	(10,453)	(0.04)	(10,453)	(0.04)
Loss from discontinued operations	(16)	(0.00)	(351)	(0.00)

Total special items before income taxes	(263,905)	(1.08)	(348,967)	(1.43)
Income tax benefit from special items	95,484	0.39	125,760	0.51

Net (loss) income	$(40,538)		$140,160

Diluted (loss) income per common share, as reported under GAAP		$(0.17)		$0.57

KING PHARMACEUTICALS, INC.

SUMMARY RECONCILIATION OF SPECIAL ITEMS
FOR THE THIRD QUARTERS ENDED SEPTEMBER 30, 2008 AND 2007
King recorded special items during the third quarter ended September 30, 2008 resulting in a net benefit of $5 million, or $3 million net of tax, primarily due to the insurance recovery of legal fees associated with previously disclosed shareholder litigation.
During the third quarter ended September 30, 2007, King recorded special items resulting in a net charge of $264 million, or $168 million net of tax, primarily due to (i) a charge totaling $146 million related to the impaired value of the intangible assets associated with ALTACE®, (ii) charges totaling $82 million primarily related to the impaired value of raw material inventory and related contracts associated with ALTACE®, and (iii) a charge totaling $20 million related to the restructuring of the Company’s workforce.

KING PHARMACEUTICALS, INC.
SUMMARY RECONCILIATION OF SPECIAL ITEMS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
King recorded special items during the nine months ended September 30, 2008 resulting in a net charge of $46 million, or $30 million net of tax, primarily due to an intangible asset impairment charge related to Synercid® I.V. Injection.
King recorded special items during the nine months ended September 30, 2007 resulting in a net charge of $349 million, or $223 million net of tax, primarily due to (i) a charge totaling $146 million related to the impaired value of the intangible assets associated with ALTACE®, (ii) charges totaling $82 million primarily related to the impaired value of raw material inventory and related contracts associated with ALTACE®, (iii) an impairment charge totaling $47 million related to the Company’s sale of its Rochester, Michigan sterile manufacturing facility and certain legacy branded products, (iv) an impairment charge totaling $29 million related to Intal® and Tilade® as a result of the Company’s decision to no longer pursue the development of a new formulation of Intal® utilizing HFA as a propellant, and (v) a charge totaling $21 million related to the restructuring of the Company’s workforce.
EXECUTIVE OFFICES
KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TENNESSEE 37620